Exhibit 99.1

NEWS RELEASE

For Release on June 20, 2017	Contact: Temi Oduozor
4:02 PM (ET)	Corporate Controller
toduozor@gigatronics.com
(925) 328-4650

Giga-tronics Reports Results for the Fourth Quarter and FY 2017
Company Also Announces First Quarter Fiscal 2018 Sales Outlook; Executive Leadership Changes; and Board’s Review of Strategic Alternatives

Dublin, CA – June 20, 2017 – Giga-tronics Incorporated (Nasdaq: GIGA) (the “Company”) reported today net sales for the fourth fiscal quarter ended March 25, 2017 of $5.2 million, a 93% increase as compared to $2.7 million for the fourth quarter of fiscal 2016. The increase in fourth quarter net sales over the prior year period was primarily due to the fulfillment of a $3.3 million order from the United States Navy for the Company’s Real-Time Threat Emulation System, part of the Company’s new Advanced Signal Generator (ASG) product line.

Net sales for the fiscal year ended March 25, 2017 were $16.3 million, an increase of 12%, compared to $14.6 million for the fiscal year ended March 26, 2016. The Company's Microsource business unit (Microsource) saw an increase of approximately $2.3 million in net sales, from $5.9 million in fiscal 2016 to $8.2 million in fiscal 2017. The increase in net sales for Microsource over the prior fiscal year was primarily due to an increase in YIG RADAR filter shipments and completion of certain related nonrecurring engineering (NRE) services. The increase in Microsource net sales was partially offset by a $700,000 decrease from the Giga-tronics division, from $8.7 million in fiscal 2016 to $8.0 million in fiscal 2017. The decrease in net sales for the Giga-tronics division over the prior fiscal year was primarily due to lower legacy product sales mainly due to recent product line divestitures. The decrease in legacy product sales were partially offset by an increase in ASG product shipments. In fiscal 2017, the Company recorded $5.2 million of sales associated with the ASG product compared to $1.8 million recorded in fiscal 2016.

Net loss for the fourth quarter of fiscal 2017 was $473,000, or $0.05 per fully diluted common share. This compares to a net loss for the fourth quarter of fiscal 2016 of $1.6 million, or $0.18 per fully diluted common share. Net loss for the fiscal year ended March 25, 2017 was $1.5 million, or $0.16 per fully diluted common share. This compares to a net loss of $4.1 million, or $0.59 per fully diluted common share for the fiscal year ended March 26, 2016. The reduction in net loss for the fourth quarter of fiscal 2017 compared to the fourth quarter of fiscal 2016 was primarily due to the higher net sales reported for the quarter. The lower net loss during the fiscal year ended March 25, 2017 compared to the prior fiscal year was primarily due to lower operating expenses including lower personnel related costs due to the divestiture of the switch and legacy product lines, a reduction in non-cash stock based compensation and a $802,000 gain associated with the sale of the switch product line during the first quarter of fiscal 2017.

Non-GAAP net loss for the fourth quarter of fiscal 2017 was $400,000, or $0.04 per fully diluted common share, compared to a non-GAAP net loss for the fourth quarter of fiscal 2016 of $1.4 million, or $0.16 per fully diluted common share. Non-GAAP net loss for the fiscal year ended March 25, 2017 was $1.4 million, or $0.14 per fully diluted common share, compared to a non-GAAP net loss for the fiscal year ended March 26, 2016 of $3.0 million, or $0.43 per fully diluted common share. Non-GAAP net loss excludes non-cash expenses associated with the derivative revaluation and discount accretion of debt and warrant agreements as well as stock-based compensation (1).

William J. Thompson, the Company’s Acting CEO, stated, “We had excellent year-over-year revenue growth for our ASG product, driven by the first shipments of our new product line to the US Navy. We are expecting to approximately double our ASG product line revenue in FY18, and we are hopeful that the Navy will be a substantial source of that revenue growth. However, despite our optimism for our ASG products, we acknowledge that recent bookings have been disappointing, with no ASG-related bookings to date in calendar 2017. The ASG product line had an average selling price (ASP) of approximately $1M in FY17, which is significantly higher than historical ASPs from our legacy products. We believe that this increased ASP can to lead to significant differences in ASG bookings from one quarter to the next along with longer sales cycles.”

The Company exited the fourth quarter with $11.4 million in total backlog. However, variable quarter-to-quarter bookings for the ASG product along with timing of expected large YIG filter contracts will result in lower net sales for the current quarter compared to the fourth quarter of fiscal 2017. The Company anticipates its net sales for the first quarter of fiscal 2018 which ends June 24, 2017 to be in the range of $1.3 million to $1.7 million, depending on timing of shipments.

In response to the absence of ASG orders thus far in 2017, which is expected to be short-term, Dr. Thompson stated, “As we continue to pursue opportunities to grow our new product revenue, we have made substantial strides in cutting costs to bring our expenses more in-line with the revenues that we believe are achievable in the near-term.

“Some of our recent expense cuts represent long-term changes, notably our first quarter FY18 move to a new facility in Dublin, California which is roughly half the size of the prior outdated San Ramon facility. During the first quarter, we also transitioned to an outsourced payroll, benefits, and HR provider which is expected to further reduce our costs. We also recently implemented a temporary four day work week for the summer months to further conserve our cash as we await specific anticipated large orders for the ASG product line and additional contracts for YIG filter products destined for fourth generation U.S.-designed fighter aircraft.”

The Company also announced certain changes within its executive leadership team, effective today. For personal reasons, Joey Thompson is stepping down from the Acting CEO role and will instead be named Executive Chairman. This change will remove Dr. Thompson from day-to-day responsibilities within the Company. In his new role, he is expected to continue to support the management team with the institutional knowledge gained since last August.

The Company further announced today that John Regazzi and Suresh Nair will be named Co-Chief Executive Officers. Mr. Regazzi will primarily focus on product development and strategic marketing issues. Mr. Nair, who was the Company’s Vice President of Operations until accepting this new role, will primarily focus on operational issues and driving the metrics necessary to achieve profitability. Dr. Thompson said, “When I accepted the role of Acting CEO, it was expected to be a temporary position to allow John to focus on technical issues associated with the ASG product platform. John and Suresh make a great team. While it is uncommon to have Co-CEOs, the Board of Directors felt that their complementary skills provide an excellent solution to leading the Company forward.”

Suresh Nair was quoted as saying, “These are challenging but exciting times for us. We have built a solid team over the past year and now have good visibility on the runway ahead of us. We have executed significant process changes over the past year which have translated into positive improvements to our metrics for FY17. We believe this should be reflected in an improved bottom line for FY18. I appreciate Dr. Thompson’s and the Board of Directors confidence in me, and I look forward to working with John in leading Giga-tronics on its new journey.”

John Regazzi agreed, saying, “I very much appreciate Dr. Thompson’s leadership of the Company this past year, which has allowed me to focus on completing the open technical issues associated with the ASG product and to be involved with the Company’s strategic marketing efforts. Mr. Regazzi concluded, “I look forward to working with Suresh in leading Giga-tronics back to profitability”

Finally, in light of the longer than anticipated procurement cycle for the ASG product, the Company’s Board of Directors is in the process of reviewing strategic alternatives in an attempt to enhance shareholder value, including a possible sale, merger, spin-off or other separation of a selected business or other form of business combination or strategic transaction. James Kochman, Managing Director of Alliant Partners, LLC, is serving as the Company’s financial advisor in connection with this review.

The Company’s Board of Directors has not yet set a timetable for the strategic review process. Further, the Board of Directors has not made a decision to pursue any particular transaction. There can be no assurance that the process will result in the consummation of any transaction or, if a transaction is undertaken, as to its terms, structure or timing. The Company does not intend to disclose or comment on further developments regarding the review of strategic alternatives unless and until the Board of Directors approves a specific action or otherwise concludes its review.

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the fourth quarter results. To participate in the call, dial (888) 517-2458 or (847) 413-3538, and enter PIN Code 5478108#. The call will also be broadcast over the internet at www.gigatronics.com under "Investor Relations." The conference call discussion reflects management's views as of June 20, 2017.

This press release contains forward-looking statements concerning operating results, future orders, and sales of new products, shippable backlog within a year, long term growth and margin, expected shipments, product line sales, and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: delays in customer orders for the new ASG and our ability to manufacture it; receipt or timing of future orders, cancellations or deferrals of existing or future orders; our need for additional financing; results of pending or threatened litigation; uncertainty as to the company’s ability to continue as a going concern, the volatility in the market price of our common stock; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 26, 2016 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(1) Non-GAAP net loss and non-GAAP loss per common share, differ from net loss and loss per common share determined in accordance with GAAP (Generally Accepted Accounting Principles in the United States). Non-GAAP net loss and non-GAAP loss per common share exclude the effects of the revaluation of the derivative liability as well as the accretion of the discounts on debt notes entered into in March and June of 2014. These numbers also exclude the impact of Stock Based Compensation for all periods presented. These non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A schedule reconciling non-GAAP financial measures is included in the financial information appearing at the end of this press release. Giga-tronics utilizes both GAAP and non-GAAP financial measures to assess what it believes to be its core operating performance to evaluate and manage its internal business and to assist in making financial operating decisions. Giga-tronics believes that the inclusion of non-GAAP financial measures, together with GAAP measures, provides investors with an alternative presentation useful to investors' understanding of Giga-tronics' core operating results and trends. Additionally, Giga-tronics believes that the inclusion of non-GAAP measures, together with GAAP measures, provides investors with an additional dimension of comparability to similar companies. However, investors should be aware that non-GAAP financial measures utilized by other companies are not likely to be comparable in most cases to the non-GAAP financial measures used by Giga-tronics.

GIGA-TRONICS INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)	March 25, 2017	March 26, 2016
Assets
Current assets:
Cash and cash-equivalents	$1,421	$1,331
Trade accounts receivable, net of allowance of $45, respectively	954	2,129
Inventories, net	4,811	5,694
Prepaid expenses and other current assets	452	318
Total current assets	7,638	9,472
Property and equipment, net	528	837
Other long term assets	175	8
Capitalized software development costs	733	876
Total assets	$9,074	$11,193
Liabilities and shareholders' equity
Current liabilities:
Line of credit	$582	$800
Current portion of long term debt, net of discount and issuance costs	—	370
Accounts payable	1,107	1,924
Accrued payroll and benefits	583	647
Deferred revenue	3,614	2,804
Deferred rent	—	110
Capital lease obligations	50	44
Deferred liability related to asset sale	375	375
Other current liabilities	707	621
Total current liabilities	7,018	7,695
Warrant liability, at estimated fair value	222	353
Long term obligations - capital lease	114	165
Total liabilities	7,354	8,213

Shareholders' equity:
Convertible preferred stock of no par value;
Authorized - 1,000,000 shares
Series A - designated 250,000 shares; no shares at March 25, 2017 and March 26, 2016 issued and outstanding	—	—
Series B, C, D - designated 19,500 shares; 18,533.31 shares at March 25, 2017 and March 26, 2016 issued and outstanding; (liquidation preference of $3,540 at March 25, 2017 and March 26, 2016)	2,911	2,911
Common stock of no par value;
Authorized - 40,000,000 shares; 9,594,203 shares at March 25, 2017 and 9,549,703 at March 26, 2016 issued and outstanding	24,390	24,104
Accumulated deficit	(25,581)	(24,035)
Total shareholders' equity	1,720	2,980
Total liabilities and shareholders' equity	$9,074	$11,193

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Month Periods Ended		Twelve Month Periods Ended
	March 25,	March 26,	March 25,	March 26,
(In thousands except per share data)	2017	2016	2017	2016
Net sales	$5,230	$2,675	$16,267	$14,596
Cost of sales	3,928	2,274	11,716	9,975
Gross margin	1,302	401	4,551	4,621

Operating expenses:
Engineering	530	627	2,254	2,806
Selling, general and administrative	1,212	1,301	4,641	5,522
Total operating expenses	1,742	1,928	6,895	8,328

Operating loss	(440)	(1,527)	(2,344)	(3,707)

Gain/(loss) on adjustment of derivative liability to fair value	(5)	39	131	(12)
Gain on sale of product line	—	—	802	—
Interest expense:

Interest expense, net	(28)	(53)	(111)	(218)
Interest expense from accretion of loan discount	—	(26)	(22)	(165)
Total interest expense	(33)	(79)	(133)	(383)
Loss before income taxes	(473)	(1,567)	(1,544)	(4,102)
Provision for income taxes	—	—	2	2
Net Loss	$(473)	$(1,567)	$(1,546)	$(4,104)

Loss per common share – basic	$(0.05)	$(0.18)	$(0.16)	$(0.59)
Loss per common share – diluted	$(0.05)	$(0.18)	$(0.16)	$(0.59)

Weighted average shares used in per share calculation:
Basic	9,550	8,558	9,550	6,941
Diluted	9,550	8,558	9,550	6,941

RECONCILATION OF NET LOSS TO NON-GAAP NET LOSS
(Unaudited in thousands, except per share data)

	Three Month Periods Ended		Twelve Month Periods Ended
	March 25,	March 26,	March 25,	March 26,
	2017	2016	2017	2016
Net loss	$(473)	$(1,567)	$(1,546)	$(4,104)
Adjustments to reconcile net loss to non-GAAP net loss:
Stock based compensation expense	68	208	286	925
(Gain)/loss on adjustment of derivative liability to fair value	5	(39)	(131)	12
Accretion of loan discount	—	26	22	165

Non-GAAP net loss	$(400)	$(1,372)	$(1,369)	$(3,002)
Non-GAAP loss per common share-basic	$(0.04)	$(0.16)	$(0.14)	$(0.43)
Non-GAAP loss per common share- diluted	$(0.04)	$(0.16)	$(0.14)	$(0.43)
Shares used in the calculation of non-GAAP loss per share:
Basic	9,550	8,558	9,550	6,941
Diluted	9,550	8,558	9,550	6,941